UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2012

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 16, 2012, A123 Systems, Inc. (the “Company”) and its subsidiaries A123 Securities Corporation and Grid Storage Holdings LLC entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Johnson Controls, Inc. (“JCI”), pursuant to which JCI agreed to acquire the Company’s automotive business assets and certain liabilities, including all of its automotive technology, certain products and customer contracts, its facilities in Livonia and Romulus, Michigan and the Company’s equity interest in Shanghai Advanced Traction Battery Systems Co. Ltd., the Company’s joint venture with SAIC Motor Co., Ltd., for an aggregate purchase price of $116 million.  Additionally, pursuant to the Asset Purchase Agreement, the Company has granted JCI the option to acquire its cathode powder manufacturing facilities in China for an additional purchase price of $9 million.  The Asset Purchase Agreement and anticipated related agreements contemplate that JCI will license back to the Company certain technology and intellectual property for use in the Company’s grid, commercial and government businesses, on an exclusive basis.

The Asset Purchase Agreement is subject to a number of closing conditions, including the approval by the Bankruptcy Court (as defined below) in the Chapter 11 Filing (as defined below) commenced by the Company, each as described in Item 1.03 of this Current Report; the receipt of applicable governmental approvals or the expiration of applicable waiting periods; the receipt of consents necessary to transfer the Company’s intellectual property or the assumed contracts; obtaining employment agreements or the acceptance of employment offers with specified employees of the Company; the accuracy of representations and warranties of the parties (generally to the extent any inaccuracy would not have a material adverse effect); and material compliance with the obligations set forth in the Asset Purchase Agreement.

The asset purchases pursuant to the Asset Purchase Agreement are expected to be conducted under the provisions of Section 363 of the Bankruptcy Code and will be subject to proposed bidding procedures and receipt of higher and better bid(s) at auction (the “Auction”).  Upon entry by the Bankruptcy Court, the bidding procedures order will provide that JCI is the “stalking horse” bidder for the assets identified in the Asset Purchase Agreement.  The Asset Purchase Agreement calls for the Company to pay a break-up fee equal to approximately $3.75 million in certain circumstances, including the Bankruptcy Court approving a higher bid at or as a result of the Auction.  The Asset Purchase Agreement, subject to Bankruptcy Court approval also provides for the reimbursement of specified expenses of JCI incurred by JCI in connection with the Asset Purchase Agreement.  In anticipation of the Auction, the Company intends to engage in active discussions regarding strategic alternatives for its grid, commercial, government and other operations as well as the assets that JCI intends to acquire pursuant to the Asset Purchase Agreement.

DIP Loan Agreement

In conjunction with the Asset Purchase Agreement and the Chapter 11 Filing described in Item 1.03 of this Current Report, the Company has received a commitment from JCI for $72.5 million in debtor in possession financing (the “DIP Loan Agreement”) to support the Company’s continued operations during the pendency of the bankruptcy case.

Maturity

The DIP Loan Agreement matures the earlier of:

•                  15 days after October 16, 2012 unless the Bankruptcy Court has entered a final order approving the DIP Loan Agreement and the bidding procedures discussed above;

•                  the date the sale discussed above is complete;

•                  34 days after October 16, 2012 if the Auction has not commenced by such date;

•                  36 days after October 16, 2012 if the Auction has not been completed by such date;

•                  December 31, 2012.

Interest, Security and Guarantees

Interest for any amounts drawn under the DIP Loan Agreement shall accrue at a rate of 15 percent per annum and the face amount of any letter of credits provided by JCI under the DIP Loan Agreement require that a fee of 15 percent per annum on such amounts be paid to JCI.  The Company’s obligations under the DIP Loan Agreement are secured by all assets of the Company and its domestic subsidiaries pursuant to the terms of the financing orders.  The Company’s obligations under the DIP Loan Agreement are guaranteed by all of the Company’s domestic and foreign subsidiaries pursuant to a guaranty entered into by such subsidiaries in favor of JCI.

Other Terms and Conditions

The DIP Loan Agreement includes customary provisions, including, among others, certain representations and warranties, affirmative and negative covenants and events of default.  The Company must maintain minimum liquidity of $10 million under the DIP Loan Agreement.

Additionally, funding under the DIP Agreement requires that the Company comply on a pro forma basis with an approved budget which must be approved by the Bankruptcy Court which must be approved by the Bankruptcy Court through interim and final orders.  An amount of up to $15 million is available upon the Company’s compliance with certain conditions, including the Bankruptcy Court’s issuance of an interim order approving the DIP Loan Agreement.  Other amounts under the DIP Loan Agreement will be available upon the Bankruptcy Court’s approval of final orders with respect to the DIP Loan Agreement and the auction procedures discussed above.   Upon entry of the final order, an amount up to $22.5 million is reserved under the DIP Agreement to pay off amounts which may be owed to Wanxiang America Corporation incurred prior to the petition date.

The DIP Loan Agreement further requires the Company to pay JCI an upfront fee of 2 percent on the initial $15 million and an additional 2 percent on the remaining commitments upon entry of the final order, an exit fee of 3 percent of the commitments upon repayment or termination of the DIP Loan Agreement, and an unused line fee of 2.5 percent per annum for any amounts available under the DIP Loan Agreement which are not drawn commencing upon entry of the final order.

DIP Refinancing

Under the DIP Loan Agreement, the Company agreed that if any commitments from an alternate bank or lending institution are made available to the Company prior to the Bankruptcy Court’s entry of a final order approving the DIP Loan Agreement, that the Company shall refinance the DIP Loan Agreement (the “DIP Refinancing”), subject to certain conditions, including that the terms of DIP Refinancing are consistent with or better than the terms attached as an exhibit to the DIP Loan Agreement, limitations on certain fees to be paid in connection with the DIP Refinancing and that JCI agrees to waive certain fees to be paid to JCI under the DIP Loan Agreement.

Item 1.02.  Termination of Material Definitive Agreement.

As a result of the circumstances pursuant to which the Loan Agreement (as defined below) was terminated, which is described under Item 2.04 below, the Securities Purchase Agreement (“SPA”) with the Wanxiang Clean Energy USA Corp. (the “SPA Purchaser”), dated August 16, 2012, automatically terminated by its terms.  Pursuant to the SPA the SPA Purchaser agreed, subject to the satisfaction of certain conditions within 180 days after the date of first advance under the Loan Agreement, to purchase $200 million in aggregate principal amount of 8.00% Senior Secured Convertible Notes (the “8.00% Convertible Notes”) from the Company.

As described below in Item 2.04, the ability of the SPA Purchaser to seek remedies or to enforce its rights pursuant to applicable law under the SPA is automatically stayed as a result of the Chapter 11 Filing, and the SPA Purchaser’s rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 1.03.  Bankruptcy or Receivership.

On October 16, 2012 (the “Commencement Date”), the Company and all of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the filing therein, the “Chapter 11 Filing”). The Chapter 11 cases are expected to be jointly administered under the caption “In re A123 Systems, Inc., et. al.” Case No. 12-12859. The Debtors intend to use the protections afforded under the Chapter 11 process to, among other things, obtain access to new financing and facilitate one or more transactions, including the sale of certain of its automotive business assets. The Debtors intend to continue operating their businesses in the ordinary course as they seek to complete the sale of the automotive assets and continue to actively pursue strategic alternatives for their other businesses. The Debtors also intend to promptly seek the necessary relief from the Bankruptcy Court to pay the claims of certain critical, priority and foreign vendors and the vast majority of their employees’ claims in full and on time in accordance with their existing business terms.

The Company’s shareholders are cautioned that trading in shares of the Company’s common stock during the pendency of the Chapter 11 Filing will be highly speculative and will pose substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Filing. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock.

A copy of the press release, dated October 16, 2012, announcing the Chapter 11 Filing is attached hereto as Exhibit 99.1.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on May 23, 2012, the Company entered into an Amended and Restated Securities Purchase Agreement (“Amended Purchase Agreement”) with institutional investors (the ““Purchasers”), which amended and restated in its entirety the Securities Purchase Agreement, dated as of May 11, 2012 (the “Original Purchase Agreement”), that the Company previously entered into with the Purchasers. Pursuant to the Amended Purchase Agreement, on May 24, 2012, the Company issued a senior convertible note in the original principal amount of $10,000,000 (the “Note”). On October 16, 2012, the Company received notices from the noteholder’s investment managers pursuant to Section 4(b) of the Note that an event of default currently exists under the Note as a result of the Company’s failure to pay the installment amount due on October 15, 2012 (the “Notice”). Under Section 4(b) of the Note, at any time after the noteholder becomes aware of an event of default, the noteholder may require the Company to redeem all or any portion of the outstanding amounts under the Note by delivering a notice to the Company. The Notice elects to redeem the entire Note in full at the aggregate Event of Default Redemption Price (as defined in the Note). The Notice also provides that the noteholder has not limited any of its rights under the Note by delivery of the Notice.

Pursuant to the terms of the Note, the Company is to deliver the redemption amount within five business days of receipt of the Notice. The Company does not expect to pay the redemption amount within such period.  Pursuant to the terms of the Note, for purposes of calculating the Event of Default Redemption Price, the applicable interest rate will be 16.5% and will remain at such rate through the date of payment of the Event of Default Redemption Price.

The filing of the bankruptcy petitions described above constitutes an event of default under the Loan Agreement (the “Loan Agreement”) dated August 16, 2012 with Wanxiang America Corporation (the “Lender”).  The filing of the bankruptcy petitions described above resulted in a termination of the commitment under the Loan Agreement, and the acceleration of all amounts due under, the Loan Agreement.

The ability of the creditors to seek remedies to enforce their rights under the Loan Agreement is automatically stayed as a result of the Chapter 11 Filing, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. The automatic stay invoked by the Chapter 11 Filing effectively precludes any actions against the Company resulting from such acceleration without the prior approval of the Bankruptcy Court.

As of October 16, 2012, under the Loan Agreement, the total principal amount of the outstanding obligations was approximately $22.5 million.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective October 11, 2012, Jeffrey McCarthy resigned from the Board of Directors of the Company. Effective October 13, 2012, Mark Little resigned from the Board of Directors of the Company. Mr. McCarthy’s and Mr. Little’s decisions to resign were not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits:

99.1	Press Release, dated October 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC. (Registrant)

Date: October 16, 2012	By:	/s/ Eric J. Pyenson

		Name:	Eric J. Pyenson

		Title:	Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit
No.	Description

99.1	Press Release, dated October 16, 2012.